Exhibit 99.1
Milacron Holdings Corp. Reports Third Quarter 2015 Results
2015 Third Quarter Overview

•	Adjusted EBITDA (non-GAAP) increased 4.0% to $54.0 million in 3Q'15, versus $51.9 million in 3Q'14

•	Adjusted EBITDA (non-GAAP) margins rose 190 basis points to 18.4% in 3Q'15 versus 16.5% in 3Q'14

•	Adjusted Net Income (non-GAAP) increased 26.6% to $25.7 million in 3Q'15, versus $20.3 million in 3Q'14

•	Cost structure realignment now expected to deliver $35 million of annualized savings by end of 2017, up $5 million from previous estimate

Cincinnati - November 6, 2015 - Milacron Holdings Corp. (“Milacron”) (NYSE: MCRN), a leading industrial technology company serving the plastics processing industry, today announced financial results for the third quarter ended September 30, 2015.

	Three Months Ended September 30,
In millions	3Q'15	3Q'14	% Change	% Change (Constant Currency)
Revenue	$292.7	$314.6	(7.0)%	(1.5)%

Adjusted EBITDA (1)	54.0	51.9	4.0%

Adjusted Net Income (1)	25.7	20.3	26.6%

	Nine Months Ended September 30,
In millions	2015	2014	% Change	% Change (Constant Currency)
Revenue	$873.2	$890.8	(2.0)%	3.9%

Adjusted EBITDA (1)	154.5	137.7	12.2%

Adjusted Net Income (1)	64.7	45.8	41.3%
(1) See Non-GAAP reconciliations included in the accompanying financial tables for the reconciliation of each non- GAAP measure to its most directly comparable GAAP measure.
“We are very pleased with the progress on our strategic initiatives, which combined with continued strong growth in our APPT aftermarket business, enabled us to grow Adjusted EBITDA and expand margins despite headwinds to our revenue from the stronger U.S. dollar and softer capital investment trends in some geographies. On a full year basis for 2015, we expect to continue our progression towards our long term target of 20% EBITDA margins and anticipate we will achieve organic revenue growth of 2.0% - 3.0%. While this growth is below our 5% organic revenue growth target, we believe Milacron is well positioned to continue to grow ahead of the broader industrial sector given our leverage to positive secular growth trends in the plastics market, our well balanced business mix across end markets and geographies and strategic growth initiatives,” said Milacron Chief Executive Officer, Tom Goeke.

Third Quarter Results
For the third quarter of 2015, sales of $292.7 million decreased 7.0% from sales of $314.6 million in the third quarter a year ago. Excluding $17.3 million of unfavorable effects of currency movements, sales for the third quarter decreased 1.5% over the prior year period. Adjusted EBITDA for the third quarter of 2015 increased 4.0% to $54.0 million, or 18.4% of sales, compared to Adjusted EBITDA of $51.9 million, or 16.5% of sales, in the year ago period. Net loss totaled $11.2 million, or a loss of $0.17 per basic and diluted share, in the third quarter of 2015 compared to a net loss of $3.9 million, or a loss of $0.07 per basic and diluted share, in the prior year quarter. Adjusted net income totaled $25.7 million in the third quarter of 2015 compared to adjusted net income of $20.3 million in the prior year period.

Year-to-Date Results
For the first nine months of 2015, sales of $873.2 million decreased 2.0% from sales of $890.8 million in the same period a year ago. Excluding the unfavorable effects of currency movements, sales for the first nine months of 2015 rose 3.9% over the prior year period (3.1% excluding the impact of tuck-in acquisitions). Adjusted EBITDA for the first nine months of 2015 increased 12.2% to $154.5 million, or 17.7% of sales, compared to Adjusted EBITDA of $137.7 million, or 15.5% of sales, in the prior year period. Net loss totaled $54.3 million, or a loss of $0.94 per basic and diluted share, in the first nine months of 2015 compared to a net loss attributable to Milacron of $14.2 million, or a loss of $0.27 per basic and diluted share, in the prior year period. Adjusted net income totaled $64.7 million in the first nine months of 2015 compared to adjusted net income attributable to Milacron of $45.8 million in the prior year period.
Segment Results
Advanced Plastic Processing Technologies (APPT)
Sales for the third quarter of 2015 were $168.8 million compared to $179.2 million in the same period a year ago. Excluding $6.3 million of unfavorable effects of currency movements, sales decreased 2.3% over the prior year period. Adjusted EBITDA in the third quarter decreased 5.3% to $21.3 million, or 12.6% of sales, from Adjusted EBITDA of $22.5 million, or 12.6% of sales, in the year ago quarter.

For the first nine months of 2015, sales were $490.1 million compared to $489.5 million in the same period a year ago. Excluding $19.4 million of unfavorable effects of currency movements, sales increased 4.1% over the prior year period. Adjusted EBITDA for the first nine months increased 19.0% to $62.0 million, or 12.7% of sales, from Adjusted EBITDA of $52.1 million, or 10.6% of sales, in the prior year period.

Melt Delivery & Control Systems (MDCS)
Sales for the third quarter of 2015 were $94.0 million compared to sales of $102.2 million in the same period a year ago. Excluding $7.5 million of unfavorable effects of currency movements, sales decreased 0.7% over the prior year period. Adjusted EBITDA in the third quarter increased 3.1% to $29.5 million, or 31.4% of sales, from Adjusted EBITDA of $28.6 million, or 28.0% of sales, in the year ago quarter.
For the first nine months of 2015, sales were $295.2 million compared to sales of $304.0 million in the same period a year ago. Excluding $23.2 million of unfavorable effects of currency movements, sales increased 4.7% over the prior year period. Adjusted EBITDA for the first nine months increased 6.7% to $89.0 million, or 30.1% of sales, from Adjusted EBITDA of $83.4 million, or 27.4% of sales, in the prior year period.
Fluid Technologies
Sales for the third quarter 2015 were $29.9 million compared to sales of $33.2 million in the same period a year ago. Excluding $3.5 million of unfavorable effects of currency movements, sales increased 0.6% compared to the prior year period. Adjusted EBITDA in the third quarter increased 3.1% to $6.7 million, or 22.4% of sales, from Adjusted EBITDA of $6.5 million, or 19.6% of sales, in the year ago quarter.

For the first nine months of 2015, sales were $87.9 million compared to sales of $97.3 million in the same period a year ago. Excluding $10.1 million of unfavorable effects of currency movements, sales were essentially flat to the prior year. Adjusted EBITDA for the first nine months increased 5.8% to $18.1 million, or 20.6% of sales, from Adjusted EBITDA of $17.1 million, or 17.6% of sales, in the prior year period.

Additional Financial Information

Milacron ended the third quarter of 2015 with cash and cash equivalents of $74.5 million and total debt of $954.5 million at September 30, 2015, resulting in net debt of $880.0 million and a net total leverage ratio of 4.1x.

On November 6, 2015, we announced the agreement to acquire CanGen Holdings, Inc., a provider of highly engineered, custom-designed consumables for plastic and rubber processors. This acquisition is consistent with our strategy to expand our aftermarket product offering and add processing technology in complementary markets. We expect the transaction to close in Q4 2015. Please see the separate press release announcing the transaction for additional background on the business, we will also discuss the acquisition today on our Q3 conference call.

Outlook
Milacron expects full year 2015 organic revenue growth in the range of 2.0% to 3.0%, in line with current demand levels, and with continued cost reduction efforts to yield approximately 18% EBITDA margins for the full year 2015 versus 16.4% in 2014.
Conference Call
Milacron will host a conference call to discuss its third quarter 2015 financial results at 8 a.m. Eastern Time on November 6, 2015. The live webcast of the call can be accessed at the Milacron Investor Relations website at http://investors.milacron.com, along with the company's earnings press release and related presentation materials. The U.S. dial-in for the call is 1-877-407-8037 (1-201-689-8037 for non-U.S. callers). A replay of the conference call will be available until November 20, 2015 at 11:59 p.m. Eastern Time, while an archived version of the webcast will be available on the Milacron Investor Relations website for 90 days. The U.S. dial-in for the conference call replay is 1-877-660-6853 (1-201-612-7415). The replay access code is 13623063.
About Milacron
Milacron is a global leader in the manufacture, distribution and service of highly engineered and customized systems within the plastic technology and processing industry. Milacron is the only global company with a full-line product portfolio that includes hot runner systems, injection molding, blow molding and extrusion equipment.

Forward-Looking Statements
This press release contains forward-looking statements. The words “believe,” “expect,” “anticipate,” "plan," “intend,” "should," “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. You should not place undue reliance on these forward-looking statements. Although forward-looking statements reflect management’s good faith beliefs, reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements speak only as of the date the statements are made. Except as required by law, Milacron undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to demand for our products being significantly affected by general economic conditions, any decline in the use of plastic, the competitiveness of the industries in which we operate and the financial resources of our competitors, our ability to successfully develop and implement strategic initiatives to increase cost savings and improve operating margins and the other risk factors set forth in our final prospectus in connection with our initial public offering ("IPO") dated June 24, 2015, Form 10-Q for the quarter ended June 30, 2015 and other SEC filings, copies of which are available free of charge on our website at investors.milacron.com.

Non-GAAP Financial Measures

We prepare our financial statements in conformity with United States generally accepted accounting principles ("U.S. GAAP"). To supplement this information, we also use the following non-GAAP financial measures: Adjusted EBITDA and Adjusted Net Income. Because not all companies use identical calculations, these presentations may not be comparable to other similarly titled measures of other companies.

Adjusted EBITDA

Adjusted EBITDA represents net income before interest expense, taxes, depreciation and amortization, as further adjusted for the other items reflected in the reconciliation table set forth below. Adjusted EBITDA is a measure used by management to measure operating performance. Adjusted EBITDA is not a presentation made in accordance with U.S. GAAP, is not a measure of financial condition or profitability, and should not be considered as an alternative to net earnings (loss) determined in accordance with U.S. GAAP or operating cash flows determined in accordance with U.S. GAAP or any other performance measure derived in accordance with U.S. GAAP and should not be construed as an inference that our future results will be unaffected by unusual non-recurring items. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not include certain cash requirements such as interest payments, tax payments, debt service requirements and certain other cash costs that may recur in the future.

We view Adjusted EBITDA as a key measure of our performance. We present Adjusted EBITDA not only due to its importance for purposes of our credit agreements but also because it assists us in comparing our performance across reporting periods on a consistent basis as it excludes items that we do not believe are indicative of our core operating performance. Our management uses Adjusted EBITDA:

•	as a measurement used in evaluating our consolidated and segment-level operating performance on a consistent basis;

•	to calculate incentive compensation for our employees

•	for planning purposes, including the preparation of our internal annual operating budget;

•	to evaluate the performance and effectiveness of our operational strategies; and

•	to assess compliance with various metrics associated with our debt agreements.

We believe that the inclusion of Adjusted EBITDA is useful to provide additional information to investors about certain material non-cash items as well as items considered to be one-time or non-recurring to the operations of the business. While we believe these financial measures are commonly used by investors to evaluate our performance and that of our competitors, because not all companies use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies and should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Adjusted EBITDA is calculated as net earnings (loss) attributable to Milacron Holdings Corp. before income tax expense, interest expense, net, depreciation and amortization further adjusted to exclude other items as reflected in the reconciliation table below.

In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses such as those used in calculating Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by usual or non-recurring items. Because of these limitations, Adjusted EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our U.S. GAAP results and using Adjusted EBITDA only supplementary.

Adjusted Net Income

Adjusted Net Income measures our operating performance by adjusting net earnings (loss) attributable to Milacron Holdings Corp. to exclude amortization expense, non-cash currency effect on intercompany loans, organizational redesign costs, long-term equity awards and shareholder fees, debt costs, acquisition integration costs, professional services, business combination costs and certain other non- recurring items. Management uses this measure to evaluate our core operating results as it excludes certain items whose fluctuations from period-to-period do not necessarily correspond to changes in the core operations of the business, but includes certain items such as depreciation, interest expense and interest tax expense, which are otherwise excluded from Adjusted EBITDA. We believe the presentation of Adjusted Net Income enhances our investors’ overall understanding of the financial performance and cash flow of our business. You should not consider Adjusted Net Income as an alternative to net earnings (loss) attributable to Milacron Holdings Corp., determined in accordance with U.S. GAAP, as an indicator of operating performance.

Contacts:

For more information, contact:
Media Contact:
Michael Ellis, Milacron
Michael_Ellis@milacron.com
905-877-0185 ext. 354

Investor Relations Contact:
Mac Jones, Milacron
Michael_Jones@milacron.com
513-487-5057

Monica Gould
IR@milacron.com
1-212-871-3927

MILACRON HOLDINGS CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30, 2015 (Unaudited)	December 31, 2014
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$74.5	$81.5
Accounts receivable, net	194.2	183.3
Inventories, net:
Raw materials	85.4	84.5
Work-in-process	57.8	52.5
Finished products	108.2	101.1
Total inventories	251.4	238.1
Prepaid and other current assets	41.9	43.1
Total current assets	562.0	546.0
Property and equipment, net	218.1	216.9
Goodwill	528.2	548.6
Intangible assets, net	386.8	442.8
Other noncurrent assets	34.3	36.4
Total assets	$1,729.4	$1,790.7
Liabilities and shareholders’ equity
Current liabilities:
Short-term borrowings	$7.2	$9.2
Long-term debt and capital lease obligations due within one year	0.4	3.8
Accounts payable	83.7	89.9
Advanced billings and deposits	44.4	58.5
Accrued salaries, wages and other compensation	33.0	33.2
Accrued interest	4.9	16.2
Other current liabilities	64.0	60.2
Total current liabilities	237.6	271.0
Long-term debt and capital lease obligations	946.9	1,021.6
Deferred income tax liabilities	68.6	72.6
Accrued pension liabilities	27.1	29.0
Other noncurrent accrued liabilities	9.6	11.1
Total liabilities	1,289.8	1,405.3
Shareholders’ equity:
Preferred stock	—	—
Common stock	0.7	0.5
Capital in excess of par value	647.6	499.6
Retained deficit	(114.9)	(60.6)
Accumulated other comprehensive loss	(93.8)	(54.1)
Total shareholders’ equity	439.6	385.4
Total liabilities and shareholders’ equity	$1,729.4	$1,790.7

MILACRON HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions, except share and per share data)
Net sales	$292.7	$314.6	$873.2	$890.8
Cost of sales	191.4	206.3	569.8	581.4
Manufacturing margins	101.3	108.3	303.4	309.4
Operating expenses:
Selling, general and administrative expenses	69.2	69.3	207.5	204.6
Amortization expense	8.7	11.2	27.3	33.2
Loss on currency translation	8.7	6.5	18.6	8.8
Other expense, net	3.7	0.5	12.0	1.9
Total operating expenses	90.3	87.5	265.4	248.5
Operating earnings	11.0	20.8	38.0	60.9
Interest expense, net	15.6	18.5	52.4	56.1
Loss on debt extinguishment	—	—	22.2	3.4
(Loss) earnings before income taxes	(4.6)	2.3	(36.6)	1.4
Income tax expense	6.6	6.2	17.7	15.7
Net loss	(11.2)	(3.9)	(54.3)	(14.3)
Less: Net loss attributable to the noncontrolling interest	—	—	—	0.1
Net loss attributable to Milacron Holdings Corp.	$(11.2)	$(3.9)	$(54.3)	$(14.2)

Weighted average shares outstanding:
Basic	66,900,081	52,220,458	57,529,038	52,166,514
Diluted	66,900,081	52,220,458	57,529,038	52,166,514

Loss per share:
Basic	$(0.17)	$(0.07)	$(0.94)	$(0.27)
Diluted	$(0.17)	$(0.07)	$(0.94)	$(0.27)

MILACRON HOLDINGS CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended September 30,
	2015	2014
	( in millions)
Operating activities
Net loss	$(54.3)	$(14.3)
Less: Net loss attributable to noncontrolling interest	—	0.1
Net loss attributable to Milacron Holdings Corp.	(54.3)	(14.2)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	47.0	53.3
Unrealized loss on currency translation of intercompany advances	19.6	6.8
Amortization of deferred financing costs	3.1	3.6
Loss on debt extinguishment	8.4	1.8
Trademark impairment	2.2	—
Non-cash stock-based compensation expense	19.7	3.7
Deferred income taxes	0.8	—
Changes in assets and liabilities:
Accounts receivable	(18.6)	(15.5)
Inventories	(21.2)	(45.1)
Prepaid and other current assets	2.2	(11.8)
Accounts payable	1.3	18.6
Advanced billings and deposits	(12.7)	(6.9)
Other current liabilities	(0.6)	0.6
Other noncurrent assets	(1.5)	(0.4)
Other noncurrent accrued liabilities	(1.1)	1.3
Net cash used in operating activities	(5.7)	(4.2)
Investing activities
Purchases of property and equipment	(39.7)	(25.7)
Proceeds from disposals of property and equipment	1.0	0.1
Acquisitions, net of cash acquired	—	(53.0)
Net cash used in investing activities	(38.7)	(78.6)
Financing activities
Proceeds from issuance of long-term debt (original maturities longer than 90 days)	795.3	128.5
Payments on long-term debt and capital lease obligations (original maturities longer than 90 days)	(874.0)	(82.5)
Net (decrease) increase in short-term borrowings (original maturities of 90 days or less)	(1.4)	0.5
Purchase of noncontrolling interest	—	(1.9)
Dividends paid	(144.6)	—
Proceeds from issuance of common stock	294.0	1.2
Initial public offering issuance costs	(21.1)	—
Proceeds from exercise of stock options	0.4	—
Debt issuance costs	(7.0)	(1.4)
Net cash provided by financing activities	41.6	44.4
Effect of exchange rate changes on cash	(4.2)	(1.7)
Decrease in cash and cash equivalents	(7.0)	(40.1)
Cash and cash equivalents at beginning of period	81.5	100.7
Cash and cash equivalents at end of period	$74.5	$60.6

MILACRON HOLDINGS CORP.
SALES BY BUSINESS SEGMENT
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	( in millions)
Sales by segment:
Advanced Plastic Processing Technologies	$168.8	$179.2	$490.1	$489.5
Melt Delivery and Control Systems	94.0	102.2	295.2	304.0
Fluid Technologies	29.9	33.2	87.9	97.3
Total	$292.7	$314.6	$873.2	$890.8

MILACRON HOLDINGS CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)
Net loss attributable to Milacron Holdings Corp.	$(11.2)	$(3.9)	$(54.3)	$(14.2)
Amortization expense	8.7	11.2	27.3	33.2
Currency effect on intercompany advances (a)	9.4	7.0	19.6	6.8
Organizational redesign costs (b)	4.9	2.0	15.8	5.4
Long-term equity options and shareholder fees (c)	12.3	1.3	23.4	4.1
Debt costs (d)	0.1	—	23.2	4.1
Acquisition integration costs (e)	(0.3)	1.3	3.2	2.8
Professional services (f)	1.6	1.4	4.3	2.4
Business combination costs (g)	—	—	—	1.1
Other (h)	0.2	—	2.2	0.1
Adjusted Net Income	$25.7	$20.3	$64.7	$45.8
Income tax expense	6.6	6.2	17.7	15.7
Interest expense, net	15.6	18.5	52.4	56.1
Depreciation expense	6.1	6.9	19.7	20.1
Adjusted EBITDA	$54.0	$51.9	$154.5	$137.7

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters.

(b)
Organizational redesign costs in the three months ended September 30, 2015 primarily included $1.5 million of severance and $0.8 million of one-time project costs related to the restructuring of Fluids in Europe, $1.0 million for termination costs as a result of eliminated positions, $0.5 million of costs related to the restructuring of the procurement organization, and $0.4 million of costs related to relocating our facility in Italy to the Czech Republic. Organizational redesign costs in the nine months ended September 30, 2015 primarily included $3.8 million of severance and $2.9 million of one-time project costs related to relocating our facilities in Belgium and Italy to the Czech Republic, $3.3 million for termination costs as a result of eliminated positions, $2.8 million of costs related to the restructuring of Fluids in Europe, and $0.7 million of costs related to the restructuring of the procurement organization. Organizational redesign costs during the three months ended September 30, 2014 included $0.8 million of costs related to the shutdown of facilities, $0.6 million of costs for the transition of positions to low-cost countries, and $0.3 million of costs for changes in the executive management team. Organizational redesign costs during the nine months ended September 30, 2014 included $1.4 million of costs for the transition of positions to low-cost countries, $1.4 million of costs related to the shutdown of facilities, and $1.3 million of costs for changes in the executive management team.

(c)
Long-term equity options and shareholder fees include the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP in the three and nine months ended September 30, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)
Debt costs incurred during the nine months ended September 30, 2015 included $22.2 million of debt extinguishment costs and $0.9 million of fees related to the new senior secured term loan facility due September 2020. Debt costs incurred during the nine months ended September 30, 2014 included a $2.9 million loss on the early extinguishment of a portion of our 8.375% senior secured notes due 2019. The loss consists of a $1.6 million premium paid for the early extinguishment and $1.3 million of previously deferred financing costs. In the nine months ended September 30, 2014, we also expensed $0.5 million of previously deferred financing costs and incurred $0.7 million of fees to increase the senior secured term loan facility due March 2020.

(e)
Acquisition integration costs in the three months ended September 30, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment. In the nine months ended September 30, 2015, we incurred $1.5 million of costs to introduce the integration and new branding of all Milacron companies. In addition, acquisition integration costs in the nine months ended September 30, 2015 included $1.5 million of costs related to the Kortec, Inc. ("Kortec"), TIRAD and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. Acquisition integration costs in the three and nine months ended September 30, 2014 primarily included travel, consulting services and severance costs for the acquisitions of Kortec, TIRAD and Mold-Masters.

(f)
Professional fees related to operational efficiency, business development, and other one-time advisory projects in the three and nine months ended September 30, 2015 included $0.4 million and $2.6 million of fees for readiness initiatives associated with our IPO and $0.7 million and $1.0 million of costs for strategic organizational initiatives, respectively. Professional fees in the three months ended September 30, 2014, included $0.9 million of costs related to strategic organizational initiatives and $0.5 million of costs related to certain advisory services for readiness initiatives associated with our IPO. Professional fees in the nine months ended September 30, 2014, included $1.5 million of costs related to strategic organizational initiatives and $0.9 million of costs related to certain advisory services for readiness initiatives associated with our IPO.

(g)	Business combination costs relate to certain professional, audit and other fees related to the acquisitions of Kortec, TIRAD, and certain other smaller acquisitions.

(h)	Other costs for the nine months ended September 30, 2015 include a non-cash charge of $2.2 million related to the impairment of certain trademarks.

MILACRON HOLDINGS CORP.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in millions)
Operating earnings:
APPT	$15.8	$15.5	$39.8	$33.5
MDCS	10.3	11.0	33.6	44.2
Fluids	2.7	4.0	9.3	9.1
Corporate	(17.8)	(9.7)	(44.7)	(25.9)
Total operating earnings	11.0	20.8	38.0	60.9
Adjustments to operating earnings:
APPT Adjustments:
Depreciation and amortization	4.5	5.7	14.9	16.7
Net earnings attributable to noncontrolling interest	—	—	—	0.1
Organizational redesign costs (b)	1.0	1.0	4.0	1.4
Acquisition integration costs (e)	—	0.3	0.9	0.3
Professional services (f)	—	—	0.2	—
Other (h)	—	—	2.2	0.1
Total APPT Adjustments	5.5	7.0	22.2	18.6
MDCS Adjustments:
Depreciation and amortization	8.6	10.1	26.8	29.7
Currency effect on intercompany advances (a)	9.4	7.0	19.4	6.7
Organizational redesign costs (b)	1.1	0.1	7.2	1.0
Acquisition integration costs (e)	(0.4)	0.4	1.7	1.5
Professional services (f)	0.3	—	0.3	0.3
Other (h)	0.2	—	—	—
Total MDCS Adjustments	19.2	17.6	55.4	39.2
Fluids Adjustments:
Depreciation and amortization	1.6	2.2	5.0	6.8
Organizational redesign costs (b)	2.4	0.3	3.7	1.2
Professional services (f)	—	—	0.1	—
Total Fluids Adjustments	4.0	2.5	8.8	8.0
Corporate Adjustments:
Depreciation and amortization	0.1	0.1	0.3	0.1
Currency effect on intercompany advances (a)	—	—	0.2	0.1
Organizational redesign costs (b)	0.4	0.6	0.9	1.8
Long-term equity options and shareholder fees (c)	12.3	1.3	23.4	4.1
Debt costs (d)	0.1	—	1.0	0.7
Acquisition integration costs (e)	0.1	0.6	0.6	1.0
Professional services (f)	1.3	1.4	3.7	2.1
Business combination costs (g)	—	—	—	1.1
Total Corporate Adjustments	14.3	4.0	30.1	11.0
Adjusted EBITDA:
APPT	21.3	22.5	62.0	52.1
MDCS	29.5	28.6	89.0	83.4
Fluids	6.7	6.5	18.1	17.1
Corporate	(3.5)	(5.7)	(14.6)	(14.9)
Total Adjusted EBITDA	$54.0	$51.9	$154.5	$137.7

(a)
Non-cash currency effect on intercompany advances primarily relates to advances denominated in foreign currencies. The most significant exposure relates to the Canadian dollar pursuant to intercompany advances associated with the acquisition of Mold-Masters within the MDCS segment.

(b)
Organizational redesign costs incurred in MDCS in the three months ended September 30, 2015 included $0.8 million for termination costs as a result of eliminated positions. Organizational redesign costs in APPT in the three months ended September 30, 2015 included $0.4 million of costs related to relocating our facility in Italy to the Czech Republic and $0.2 million of costs related to the restructuring of the procurement organization. Organizational redesign costs incurred in Fluids during the three months ended September 30, 2015 included $1.5 million of severance and $0.8 million of one-time project costs related to restructuring in Europe. In the nine months ended September 30, 2015, organizational redesign costs in the APPT and MDCS segments included $2.0 million and $4.7 million for costs related to relocating our facilities in Italy and Belgium to the Czech Republic, respectively. As incurred at the respective segments, organizational redesign costs in the nine months ended September 30, 2015 included $3.3 million for termination costs as a result of eliminated positions. Organizational redesign costs for Fluids during the nine months ended September 30, 2015 included $2.8 million of severance and one-time project costs related to restructuring in Europe. Organizational redesign costs in the three months ended September 30, 2014 for APPT included $0.7 million for costs due to the shutdown of facilities. Organization redesign costs in the three months ended September 30, 2014 for APPT and Corporate included $0.3 million of costs at each segment related to the transition of positions to low-cost countries. For the nine months ended September 30, 2014, organizational redesign costs for APPT included $1.1 million due to the shutdown of facilities. Organizational redesign costs for Fluids and Corporate in the nine months ended September 30, 2014 included $1.3 million of costs for changes in the executive management team. Across all segments, costs for the nine months ended September 30, 2014 included $1.4 million of costs for the transition of positions to low-cost countries.

(c)
Long-term equity options and shareholder fees in Corporate included the non-cash charges associated with stock-based compensation awards granted to certain executives and independent directors and a cash advisory fee paid to CCMP during the nine months ended September 30, 2015 and 2014. The cash advisory payment to CCMP ceased as of the effective date of our IPO.

(d)
Debt costs incurred during the nine months ended September 30, 2015 included $0.9 million of fees related to the new senior secured term loan facility due September 2020. Debt costs incurred during the nine months ended September 30, 2014 included $0.7 million of fees to increase the senior secured term loan facility due March 2020.

(e)
Acquisition integration costs for MDCS in the three months ended September 30, 2015 included a $0.4 million gain for an adjustment to an accrued incentive payment. Acquisition integration costs for MDCS in the nine months ended September 30, 2015 included $1.5 million related to the Kortec, TIRAD and Mold-Masters acquisitions for product line integration and other strategic alignment initiatives. In addition, APPT and Corporate acquisition integration costs for the nine months ended September 30, 2015 included $0.7 million and $0.6 million of one-time costs to introduce the integration and new branding of all Milacron companies, respectively. Acquisition integration costs for MDCS in the three and nine months ended September 30, 2014 primarily included $0.4 million and $1.4 million, respectively, for the Kortec, TIRAD and Mold-Masters acquisitions.

(f)
Professional fees incurred by Corporate in the three and nine months ended September 30, 2015 included $0.3 million and $2.4 million for readiness initiatives related to our IPO, respectively. In addition, professional fees incurred by Corporate in the three and nine months ended September 30, 2015 included $0.6 million and $0.9 million of costs for strategic organizational initiatives, respectively. In the three months ended September 30, 2014, professional fees incurred by Corporate included $0.5 million for readiness initiatives associated with our IPO and $0.9 million for strategic organizational initiatives. In the nine months ended September 30, 2014, professional fees by Corporate included $0.9 million for readiness initiatives associated with our IPO and $1.2 million for strategic organizational initiatives.

(g)
Business combination costs for Corporate during the nine months ended September 30, 2014 relate to certain professional, audit and other fees related to the acquisitions of Kortec, TIRAD, and certain other smaller acquisitions.

(h)	Other costs in APPT for the nine months ended September 30, 2015 included a non-cash charge of $2.2 million related to the impairment of certain trademarks.